Exhibit 5.2

LAURA ANTHONY, ESQ.

CRAIG D. LINDER, ESQ.*

JOHN CACOMANOLIS, ESQ.**

Associates and OF COUNSEL:

CHAD FRIEND, ESQ., LLM

MICHAEL R. GEROE, ESQ., CIPP/US***

JESSICA HAGGARD, ESQ. ****

christopher t. hines *****

PETER P. LINDLEY, ESQ., CPA, MBA

JOHN LOWY, ESQ.******

STUART REED, ESQ.

LAZARUS ROTHSTEIN, ESQ.

SVETLANA ROVENSKAYA, ESQ.*******

HARRIS TULCHIN, ESQ. ********

WWW.ALCLAW.COM WWW.SECURITIESLAWBLOG.COM DIRECT E-MAIL: LANTHONY@ALCLAW.COM

*licensed in CA, FL and NY

**licensed in FL and NY

***licensed in CA, DC, MO and NY

****licensed in Missouri

*****licensed in CA and DC

******licensed in NY and NJ

*******licensed in NY and NJ

********licensed in CA and HI (inactive in HI)

January 30, 2025

Intrusion Inc.

101 East Park Blvd, Suite 1200

Plano, Texas 75074

Re: Intrusion Inc.

Ladies and Gentlemen:

We have acted as counsel for Intrusion Inc., a Delaware corporation (the “Company”), in connection with its filing of a registration statement on Form S-3 (File No. 333-281565) (as amended, the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), and the related preliminary base prospectus and preliminary prospectus supplement dated January 30, 2025 (the “Prospectus Supplement”) relating to the sale of shares (the “Shares”) of the common stock, par value $0.01 per share of the Company (the “Common Stock”), having an aggregate gross sales price of up to $50,000,000. The Shares will be sold pursuant to an At Market Issuance Sales Agreement, dated August 5, 2021, by and between the Company and B. Riley Securities, Inc. (the “Agreement”).

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In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons. In giving this opinion, we have assumed that, upon the issuance of any Shares, the Company will comply with the provisions of the Agreement which require that the total number of issued and outstanding shares of Common Stock not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its Charter.

The opinion expressed below is limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued, delivered and paid for in accordance with the terms of the Agreement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely yours,

/s/ Laura E. Anthony
Laura E. Anthony,
For the Firm

1700 PALM BEACH LAKES BLVD., SUITE 820 ● WEST PALM BEACH, FLORIDA ● 33401 ● PHONE: 561-514-0936

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